Exhibit 99.1
FOCUS LOGO


FOCUS' FS454 Semiconductor Accepted for Xbox Video Game System

FS454 Provides Lower-cost TV-Out Solution

CAMPBELL, CA, August 22, 2002, FOCUS Enhancements (NASDAQ SC: FCSE) announced today that it has successfully developed the FS454 chip for the popular Xbox(TM) video game system from Microsoft, providing low-cost TV-Out technology for the video game console.

"We have been very impressed with FOCUS' TV-Out technology, design methodology and responsiveness," said Todd Holmdahl, General Manager, Xbox Hardware. "Throughout the development process, FOCUS' engineers exceeded our expectations in design implementation, delivery time and quality. As a result, we have a cost-effective TV-Out chip, which we anticipate will help us better compete in this hotly contested, price sensitive market."

In May 2001, Microsoft and FOCUS Enhancements began an OEM development program to produce a low-cost TV-Out chip with fine text capabilities that would fit into the existing Xbox configuration, as part of a cost reduction effort. During the past 12 months, FOCUS met all product specification milestones and has qualified the chip for inclusion into Xbox.

Michael D'Addio, president and CEO of FOCUS Enhancements, said, "The fact that Microsoft has accepted FOCUS technology and is incorporating our FS454 chip into Xbox is a landmark accomplishment for the company. It was an incredible experience for us to have the opportunity to develop this chip for the console. I am extremely proud of the performance of our semiconductor team, which developed this very important product on schedule, while either meeting, and in some cases, exceeding the Microsoft design specifications. The completion of the FS454 validates FOCUS' position as the leading low-cost, TV-Out technology
company.   Being  a  part  of  Xbox  represents  the  single  most   significant
accomplishment in FOCUS' history and a major business opportunity for the company. We look forward to receiving initial production orders for the FS454 from Microsoft."
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"Microsoft's  Xbox division set extremely  high  standards for this  development project," said Tom Hamilton, EVP and general manager of FOCUS' Semiconductor Group. "On a very tight schedule, we developed our studio quality video chip and integrated it into Xbox while reducing costs, without impacting the previously established console design footprint. The FS454 chip is expected to provide immediate, as well as long term cost benefits for Xbox. I feel we established a great partnership and working relationship with Microsoft during this program. In our strategic plan, the FS454 plays a significant role in our future business. We have also targeted new markets and technologies for continued growth. The FS454 is representative of the great technology that our team is capable of developing. As the need for display technology continues to evolve, FOCUS' engineering will be at the forefront."

The FOCUS FS454 chip includes 4 DACs and has patented scaling and 2-D adjustable flicker filter technology, enabling stunning visual quality for games and text rendering. The new ASIC uses a 0.18 micron process, which costs less, has lower power requirements and generates less heat than prior technologies.

About Xbox

Xbox (http://www.xbox.com/) is Microsoft's future generation video game system that delivers the most powerful games experience ever. Xbox empowers game artists by giving them the technology to fulfill their creative visions as never before, creating games that blur the lines between fantasy and reality. Xbox is now available in North America, Japan, Europe and Australia.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ SC: FCSE) is a leading designer of advanced, proprietary video technology for the rapidly converging computer and television industries. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced, proprietary video
scan  conversion  ICs  (integrated  circuits)  and  affordable,   high  quality,
digital-video conversion and video production equipment. Semiconductor products include designs for PCs, Game Cards, Internet TV, set-top boxes, Internet appliances, and interactive TV applications, and they are sold globally through distributors to Original Equipment Manufacturers (OEMs). FOCUS' complete line of video presentation and video production devices are sold globally through
resellers   to  the   broadcast,   education,   cable,   business,   industrial,
presentation, Internet, gaming, home video production and Home Theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC
filings,    or   by   visiting   the   FOCUS    Enhancements    home   page   at
http://www.FOCUSinfo.com.
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Xbox is a trademark of Microsoft  Corporation  in the United States and/or other countries.

Contacts:

Investors - Company: Steve Sheldon,  Investor Relations Mgr, FOCUS Enhancements,
(978) 250-6704

Investors - Agency: Lillian Armstrong or Kirsten Chapman, Lippert/Heilshorn & Assoc. (415) 433-3777

Financial Media: Sean Leous, Lippert/Heilshorn & Assoc (212) 838-3777

Trade Media: Miiko Mentz or Autumn Truong, Future Works, Inc. (408) 428-0895 x 112 / x102

Marketing:  Mike Kelly, VP, Marketing,  Semiconductor Group, FOCUS Enhancements,
(503) 615-7716

This press release contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. Statements about future results made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. FOCUS cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such statements and any projections are based upon estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS. Important assumptions and other factors could cause actual results to differ materially from those in the forward-looking statements, including those specified in the Company's Form 10-KSB for the year ended December 31, 2001 and other FOCUS filings with the SEC.

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